Exhibit 99.1
FOR IMMEDIATE RELEASE: May 9, 2007	PR07-10
CANYON RESOURCES REPORTS FIRST QUARTER 2007 RESULTS AND
PROVIDES UPDATE ON PROJECT ACTIVITIES
Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, is pleased to provide a summary of the unaudited results for the Company’s first quarter ended March 31, 2007.
Financial Results
We recorded a net loss of $1.5 million, or negative $0.03 per share, on revenues of $0.1 million for the quarter ended March 31, 2007. This compares to a net loss of $0.4 million, or negative $0.01 per share, on revenues of $0.6 million for the quarter ended March 31, 2006. The negative variance of $1.1 million in net loss was due primarily to the following factors:
•	Negative variance of $0.1 million in gross margin from gold sales due to the reduction in gold sales and production.

•	Negative variance of $0.3 million in exploration costs due to increased drilling activity at Briggs and Reward in the current quarter compared to last year.

•	Negative variance of $0.8 million related to last year’s gain on sales of securities.

•	Positive variance of $0.1 million related to last year’s fair market adjustment due to the increase in warrant liabilities.
We ended the quarter with $2.1 million of unrestricted cash and short term investments. The $1.5 million of short term investments are all auction rate certificates that have maturities ranging from seven to 28 days. Cash used in operations during first quarter of 2007 amounted to $1.5 million and capital spending at the Briggs Mine totaled $0.4 million. Significant sources and uses of cash from operations are summarized as follows:
•	Selling general and administrative spending amounted to $0.8 million.
¡	Includes holding costs at the Briggs Mine of $0.3 million.
•	Exploration spending amounted to $0.6 million.

•	$0.4 million was reclassed to restricted cash for funding an inflation adjustment to our reclamation bonds and for additional bond collateral at Briggs, offset by the return of $0.5 million of restricted cash from the elimination of reclamation liability and release of bonds related to the former McDonald Project.

•	Asset retirement obligation spending amounted to $0.2 million primarily for the Kendall Mine operations and continued leach pad dewatering at the Briggs Mine.
For the first quarter ended March 31, 2007, we had gold sales of 100 ounces at an average price of $668. For the comparable period of 2006, we sold 1,045 ounces of gold at an average price of $567. The London PM Fix gold price averaged $650 and $555 per ounce for the first quarter 2007 and 2006, respectively.
Operating Activities and Other Developments
Briggs Mine
We completed the Briggs Mine feasibility studies for both the open pit and underground mining options. These studies demonstrate that restarting mining operations at Briggs is economically feasible. In addition to the highly encouraging Goldtooth drill results previously announced, the results from our last four holes, drilled along the northern extent of the drill program, clearly indicate the open potential of the Goldtooth structure.

     Results from these last four step-out holes are summarized below:

	From	To	Intercept	Intercept	Grade	Grade
Hole	(feet)	(feet)	(feet)	(meters)	(opt)	(g/tonne)
R-111	no significant results
R-112	540	550	10	3.0	0.116	3.98
R-113	395	405	10	3.0	0.116	3.99
R-114	590	600	10	3.0	0.115	3.93
This step out drilling has extended gold mineralization to approximately 4,900 feet of strike length on the Goldtooth structure, which remains open for extension both along strike and to depth. As a result, we are evaluating a low capital cost approach to re-starting operations as a small scale underground mine to initiate production and to provide access for further exploration of the Goldtooth structure. This concept contemplates the utilization of contract mining and crushing operations and the use of remaining capacity on our existing leach pad for production. Underground mining would provide access for further exploration of the structure while developing initial cash flow. Open pit reserves would be mined as required to maintain plant capacity. Adequate financing, availability of contract mining and crushing, and the availability of trained personnel are the most significant risk factors that may impact our plans.
Reward Project
Our Reward Gold Project located near Beatty, Nevada, is advancing rapidly. We began a diamond core drill program during the first quarter of 2007, which has recently been completed, to collect information to justify the use of steeper slope angles in the mine design. Assay results from this drilling are pending. Higher slope angles could decrease the strip ratio and improve project economics. Our goal for this project is to complete the feasibility study, establish a reserve estimate, obtain operating permits, and secure necessary approvals for development and financing. Our plan of operations for Reward has been accepted as being complete by the Bureau of Land Management and work on the environmental assessment and reclamation studies are ready to commence. SRK Consulting of Elko, Nevada, has been selected as the environmental assessment contractor. Our intent is to place Reward into production as soon as possible.
During 2006, we developed a geologic model and estimate of in-place mineralized material of 12.7 million tons at an average grade of 0.025 opt gold utilizing a cutoff grade of 0.010 opt.
Uranium Joint Venture (“JV”) Developments
In November 2006, a drill program began in the western portion of the Sand Creek JV area and by the end of the first quarter of 2007, 14 holes were completed totaling 10,395 feet. A follow-up drill program consisting of approximately 16 drill holes is planned for mid-2007 as an extension of the initial 14 drill holes. The drilling program consisted of wide-spaced, reconnaissance style drilling on five fences of drilling over a strike length of 1.5 miles and with drill hole spacing of 500 to 1,000 feet. Of the 14 drill holes completed to date, 12 holes encountered intercepts of uranium mineralization indicative of a “roll front” style uranium deposit. In addition, the drill holes have provided considerable additional information regarding both the location of a uranium-bearing roll front, its apparent orientation and rock types. Uranium mineralization has been previously identified in sediments of the White River Formation that trends through the Sand Creek JV area.
New Horizon is the operator of both our Converse and Sand Creek joint ventures. The Sand Creek JV is a three way venture over a portion of the Converse JV area of interest with Canyon and High Plains Uranium, who has been acquired by Energy Metals Corporation. At this time, New Horizon has not met its earn-in hurdles and Canyon still controls 100% interest in the Converse JV and 70% interest in the Sand Creek JV. Canyon will not be required to provide funding for these joint ventures until its partners have contributed between $2.0 and $2.8 million in spending.

Conference Call
Senior management will hold a conference call on Friday, May 11, 2007, at 11:00 a.m. (ET). Live audio of the call will be accessible to the public by calling US/Canada dial-in number: 877-576-0177; international dial-in number: 706-679-4128, Conference ID number: 8626594. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call, through midnight on Monday, May 14, 2007, and can be accessed by calling: 800-642-1687 or 706-645-9291, Conference ID 8626594. The conference call will also be webcast and is available at http://audioevent.mshow.com/332042/ or via the Company’s website, www.canyonresources.com.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements include, among others, feasibility studies for the Briggs and Reward projects, drilling programs related to the Company’s uranium joint ventures, mineralized material estimates, drilling capability and the potential reopening or expansion of the Briggs Mine. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold and uranium prices; potential operating risks of mining, development and expansion; the uncertainty of estimates of mineralized material and gold deposits; environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com

CANYON RESOURCES CORPORATION AND SUBSIDIARIES
SUMMARIZED CONSOLIDATED FINANCIAL AND PRODUCTION INFORMATION
(Unaudited)

	March 31,	December 31,
	2007	2006
BALANCE SHEETS
Assets
Current assets	$2,445,100	$4,426,800
Noncurrent assets	12,418,100	12,397,800

Total assets	$14,863,200	$16,824,600

Liabilities and Stockholders’ Equity
Current liabilities	$1,915,400	$2,392,300
Notes payable	825,000	825,000
Noncurrent liabilities	3,021,100	3,087,200
Stockholders’ equity	9,101,700	10,520,100

Total liabilities and stockholders’ equity	$14,863,200	$16,824,600

	Three Months Ended
	March 31,
	2007	2006
STATEMENTS OF OPERATIONS
Revenue	$67,200	$593,300
Expenses and Other (Income)
Cost of sales	60,400	453,600
Depreciation, depletion and amortization	11,100	8,900
Selling, general and administrative	887,600	867,800
Exploration	572,500	309,100
Accretion expense	41,900	50,800
Loss on asset disposals	35,100	—
Gain on sale of securities	—	(816,000)
Loss on derivative instruments	—	145,900
Other income, net	(58,800)	(44,700)

Net loss	$(1,482,600)	$(382,100)

Net loss per share	$(0.03)	$(0.01)

Basic and diluted weighted-average shares outstanding	44,161,800	38,320,500

CASH FLOWS
Cash and cash equivalents, beginning of period	$1,513,700	$5,649,200
Net cash used in operating activities	(1,498,600)	(1,456,100)
Net cash provided by investing activities	562,200	368,900
Net cash used in financing activities	(4,700)	(1,400)

Cash and cash equivalents, end of period	$572,600	$4,560,600

PRODUCTION & SALES DATA
Gold sales in ounces	100	1,045
Average realized price per ounce	$668	$567
Average market price per ounce (London PM Fix)	$650	$555